                                                                      EXHIBIT 11

                            MORGAN STANLEY GROUP INC.
                        COMPUTATION OF EARNINGS PER SHARE
                        (IN MILLIONS, EXCEPT SHARE DATA)

                                                 FISCAL          FISCAL          FISCAL
                                               YEAR ENDED     PERIOD ENDED     YEAR ENDED
                                               NOVEMBER 30     NOVEMBER 30     JANUARY 31
                                                  1996           1995 (1)       1995 (1)
                                              ------------    ------------    ------------
PRIMARY:

Common stock and common stock equivalents:
    Average common shares outstanding          152,993,389     154,307,918     153,976,502
    Average common shares issuable
      under employee benefit plans                 521,094       2,604,760       3,816,714
                                              ------------    ------------    ------------
         Total average common and common
            equivalent shares outstanding      153,514,483     156,912,678     157,793,216
                                              ============    ============    ============
Earnings:
    Net income                                $      1,029    $        600    $        395
    Less:Preferred stock dividend
         requirements                                   66              54              65
                                              ------------    ------------    ------------
      Earnings applicable to common shares    $        963    $        546    $        330
                                              ============    ============    ============
Primary earnings per share                    $       6.27    $       3.48    $       2.09
                                              ============    ============    ============
FULLY DILUTED:

Common stock and common stock equivalents:
    Average common shares outstanding          152,993,389     154,307,918     153,976,502
    Average common shares issuable
      under employee benefit plans               1,789,532       3,122,650       3,816,714
Common shares issuable upon conversion
      of ESOP preferred stock                    7,461,951       7,557,596       7,617,748
                                              ------------    ------------    ------------
         Total average common and common
            equivalent shares outstanding      162,244,872     164,988,164     165,410,964
                                              ============    ============    ============
Earnings:
    Net income                                $      1,029    $        600    $        395
    Less:Preferred stock dividend
         requirements                                   62              51              62
                                              ------------    ------------    ------------
      Earnings applicable to common shares    $        967    $        549    $        333
                                              ============    ============    ============
Fully diluted earnings per share              $       5.96    $       3.33    $       2.02
                                              ============    ============    ============

(1) Share and per share amounts for Fiscal 1995 and Fiscal 1994 have been retroactively adjusted to give effect for a two-for-one common stock split, effected in the form of a 100% stock dividend, which became effective on January 26, 1996.